Exhibit 1.1

[Letterhead of Sandler O’Neill & Partners, L.P.]

February 7, 2013

Boards of Directors

Lamplighter Financial, MHC

Waterstone Financial, Inc.

WaterStone Bank SSB

11200 West Plank Court

Wauwatosa, Wisconsin  53226

Attention:                               Mr. Douglas S. Gordon

Chief Executive Officer and President

Gentlemen:

We understand that the Boards of Directors of Lamplighter Financial, MHC (the “MHC”) and its subsidiaries, Waterstone Financial, Inc. (“Waterstone”) and WaterStone Bank SSB (the “Bank”), are considering the adoption of a Plan of Conversion and Reorganization (the “Plan”) pursuant to which the Company will be converted from mutual holding company to stock holding company form, and all of the shares of Waterstone currently outstanding (other than shares held by MHC) will be exchanged for shares of common stock of a successor stock holding company to be formed in connection with the reorganization (the “Holding Company”).  Concurrently with the Reorganization, the Holding Company also intends to offer and sell certain shares of common stock (the “Shares”) in a public offering.  The MHC, Waterstone, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company” and their respective Boards of Directors are collectively referred to herein as the “Board.”

Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible depositors of the Bank and the Company’s tax-qualified employee stock benefit plans in a Subscription Offering and, concurrently and subject to the prior rights of eligible depositors, to the public in a Community Offering (collectively, the “Subscription and Community Offering”), with a preference given in the Community Offering to Waterstone’s existing stockholders and residents of the Bank’s local community.  Shares not subscribed for in the Subscription and Community Offering will be offered to the general public in a Syndicated Offering on a best efforts or underwritten basis (the “Syndicated Offering,” and together with the Subscription and Community Offering, the “Offering”).  Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering and this letter is to confirm the terms and conditions of our engagement.

Services

In connection with our engagement, we anticipate that our services will include the following:

1.                                      Consulting as to the financial and marketing implications of the Plan;

2.                                      Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the common stock of the Holding Company;

3.                                      Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.                                      Assisting in the design and implementation of a marketing strategy for the Offering;

5.                                      Assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offering, including assistance in preparing presentation materials for such meetings; and

6.                                      Providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the Offering.

Sandler O’Neill will act as exclusive marketing agent for the Company in the Subscription and Community Offering and will serve as sole book-running manager of the Syndicated Offering.  The Company, in consultation with Sandler O’Neill, may invite an additional investment banking firm to serve as co-manager of the Syndicated Offering (“Co-manager”) and/or may invite other registered dealers to act as selling group members in the Syndicated Offering (“Selling Group Members”).  Sandler O’Neill will consult with the Company in selecting any Co-manager or Selling Group Members and the extent of their participation in the Offering.  Pursuant to the terms of the Plan, Sandler O’Neill will endeavor to distribute the Shares among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain dealers.  It is understood that neither Sandler O’Neill, any Co-manager or any Selling Group Member shall be obligated to take or purchase any Shares in the Offering other than as may be expressly agreed to in an underwriting agreement for a firm commitment Syndicated Offering entered into between the Company and such firms.

Fees

If the Offering is consummated, the Company agrees to pay Sandler O’Neill for its marketing agent services a fee of 1.00% of the aggregate Actual Purchase Price of all Shares sold in the Subscription and Community Offering, excluding Shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any charitable foundation established by the Company (or any shares contributed to such a charitable foundation), and (iii) any director, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust).

With respect to any Shares sold in the Syndicated Offering, the Company agrees to pay an aggregate fee of 5.00% of the aggregate Actual Purchase Price of all Shares sold in the Syndicated Offering.

For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the shares of the Company’s common stock are sold in the Offering.  It is understood and agreed that no fee shall be paid with respect to any shares issued to minority stockholders in exchange for their current shares as a result of the reorganization. All fees payable hereunder shall be payable in immediately available funds by wire transfer at the time of the closing of the Offering.

Expenses

In addition to any fees that may be payable hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill and any Co-manager, upon request made from time to time, for their reasonable out-of pocket expenses incurred in connection with the Offering, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, advertising, syndication and travel expenses, up to a maximum aggregate amount of $115,000; provided, however, that they shall document such expenses to the reasonable satisfaction of the Company.  The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (a) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (b) the cost of printing and distributing the offering materials; (c) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the Shares in the various states; (d) listing fees; (e) all fees and disbursements of the Company’s counsel, accountants and other advisors; and (f) the establishment and operational expenses for the Conversion Center (e.g.,  postage, telephones, supplies, temporary employees, etc.).  In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.

Due Diligence Review

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances.  In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information reasonably requested, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company, and will afford a similar opportunity to any Co-manager.  The Company acknowledges that Sandler O’Neill and any Co-manager will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

Blue Sky Matters

Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering.  The Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Subscription and Community Offering and, as necessary, the Syndicated Offering, including Sandler O’Neill’s and, as applicable, the Co-manager’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill and, as applicable, the Co-manager, or upon which such counsel shall state Sandler O’Neill and, as applicable, the Co-manager, may rely.

Confidentiality

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such Confidential Information to its agents, consultants and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and to any Co-manager, provided they have agreed to be bound by the terms and conditions of this paragraph.  As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

Indemnification

The Company agrees to indemnify and hold Sandler O’Neill, its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (each such firm and person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided further that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (b) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill.  If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Sandler O’Neill.  The provisions of any agency agreement or underwriting agreement entered into in connection with the Syndicated Offering shall also extend to any Co-manager.

The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

Miscellaneous

Sandler O’Neill and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering shall be (i) the obligations set forth under the captions “Expenses,” “Confidentiality” and “Indemnification,” and (ii) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription and Community Offering, and, if applicable, a duly negotiated and executed Underwriting Agreement to be entered into prior to the commencement of an underwritten Syndicated Offering.  Such Agency Agreement and, as applicable, Underwriting Agreement, shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Sandler O’Neill’s execution of such Agency Agreement and, as applicable, Underwriting Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the Offering.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.
		By:	Sandler O’Neill & Partners Corp.,
the sole general partner

		By:	/s/ Catherine A. Lawton
Catherine A. Lawton
An Officer of the Corporation

Accepted and agreed to as of
the date first above written:

LAMPLIGHTER FINANCIAL, MHC
WATERSTONE FINANCIAL, INC.
WATERSTONE BANK SSB

By:	/s/ Douglas S. Gordon
Douglas S. Gordon
Chief Executive Officer and President

[Letterhead of Sandler O’Neill & Partners, L.P.]

February 7, 2013

Lamplighter Financial, MHC

Waterstone Financial, Inc.

WaterStone Bank SSB

11200 West Plank Court

Wauwatosa, Wisconsin  53226

Attention:	Mr. Douglas S. Gordon
Chief Executive Officer and President

Dear Mr. Gordon:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as records management agent (“Records Agent”) for Lamplighter Financial, MHC (the “MHC”), Waterstone Financial, Inc. (together with any successor stock holding company, the “Holding Company”) and WaterStone Bank SSB (the “Bank”) in connection with the offer and sale of certain shares of the common stock of the Holding Company to the Bank’s eligible account holders in a Subscription Offering and to members of the Bank’s community in a Community Offering (collectively, the “Offering”) pursuant to the terms of the Plan of Reorganization to be adopted by the Boards of Directors of the MHC, the Holding Company and the Bank (including any subsequent amendments, the “Plan”).  The MHC, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company.”  This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Records Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.                                        Consolidation of Deposit Accounts and Vote Calculation

II.                                   Design and Preparation of Proxy Forms for Member Vote and Stock Order Forms for the Subscription and Community Offering

III.                              Organization and Supervision of Conversion Center

IV.                               Subscription Services

Each of these services is further described in Appendix A to this agreement.

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $30,000.  This fee is based upon the requirements of current regulations and the Plan as currently contemplated.  Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur.  All fees under this agreement shall be payable in cash, as follows: (a) $15,000 payable upon execution of this agreement, which shall be non-refundable; and (b) the balance upon the completion of the Offering.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, travel, lodging, meals, telephone, postage, community meeting expenses and other similar expenses, up to a maximum of $30,000.  It is understood that all expenses associated with the establishment and operation of the Conversion Center (e.g., postage, telephones, supplies, temporary employees, etc.) will be borne by the Company.  The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.

RELIANCE ON INFORMATION PROVIDED

The Company will furnish Sandler O’Neill with such information as Sandler O’Neill reasonably believes appropriate to its assignment (all such information so furnished being the “Records”).  The Company recognizes and confirms that Sandler O’Neill (a) will use and rely primarily on the Records without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Records.

LIMITATIONS

Sandler O’Neill, as Records Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of

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judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party.  The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	WaterStone Bank SSB
11200 West Plank Court
Wauwatosa, Wisconsin 53226
Attention: Mr. Douglas S. Gordon

If to us:	Sandler O’Neill & Partners, L.P.
1251 Avenue of the Americas, 6th Floor
New York, New York 10020
Attention: General Counsel

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The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties.  This Agreement is governed by the laws of the State of New York.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.
		By:	Sandler O’Neill & Partners Corp.,
the sole general partner

		By:	/s/ Catherine A. Lawton
Catherine A. Lawton
Accepted and agreed to as of			An Officer of the Corporation
the date first above written:

LAMPLIGHTER FINANCIAL, MHC
WATERSTONE FINANCIAL, INC.
WATERSTONE BANK SSB

By:	/s/ Douglas S. Gordon
Douglas S. Gordon
Chief Executive Officer and President

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APPENDIX A

OUTLINE OF RECORDS MANAGEMENT SERVICES

I.                            Consolidation of Deposit Accounts/Vote Calculation

1.              Consolidate files in accordance with regulatory guidelines and create central file.

2.              Our EDP format will be provided to your IT representatives.

3.              Vote calculation.

4.              If required, delete voting record date accounts closed prior to special meeting.

II.                       Design and Preparation of Proxy Forms for Member Vote and Stock Order Forms for the Subscription and Direct Community Offering

1.              Assist in designing proxy cards and stock order forms for voting and ordering stock.

2.              Prepare deposit account holder data for proxy cards and stock order forms (stockholder data to be supplied by Company’s transfer agent).

III.                  Organization and Supervision of Conversion Center

1.              Advising on the physical organization of the Conversion Center, including materials requirements.

2.              Assist in the training of all Bank personnel and temporary employees who will be staffing the Conversion Center.

3.              Establish reporting procedures.

4.              On-site supervision of the Conversion Center during the proxy solicitation/offering period.

IV.                   Subscription Services

1.              Produce list of depositors by state (Blue Sky report).

2.              Production of subscription rights and research books.

3.              Stock order form processing.

4.              Acknowledgment letter to confirm receipt of stock order.

5.              Daily reports and analysis.

6.              Proration calculation and share allocation in the event of an oversubscription.

7.              Produce charter shareholder list.

8.              Interface with Transfer Agent for Stock Certificate issuance.

9.              Refund and interest calculations.

10.  Confirmation letter to confirm purchase of stock.

11.  Notification of full/partial rejection of orders.

12.  Production of 1099/Debit tape.

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